Exhibit 4.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into the 16th day of September, 2015, by and between Draker, Inc., a Delaware corporation (“Draker”) and Draker Laboratories, Inc., a Delaware corporation (“Draker Labs” and, together with Draker, the “Seller”) and BlueD Acquisition Corporation, a Delaware corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates a solar performance and asset management business (the “Business”) headquartered in Burlington, Vermont with additional operations in Austin, Texas; and

WHEREAS, Seller desires to sell and transfer to Buyer and Buyer desires to purchase and receive from Seller all of the assets that are utilized by Seller in operation of the Business (except for the Excluded Assets described below) for the consideration and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, FOR AND IN CONSIDERATION of the foregoing premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I. Sale and Purchase of the Business

1.1    Purchase of Assets. Upon and subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer on the Effective Date (as defined herein), and Buyer agrees to purchase and assume from Seller, good and valid title to (or leasehold interest in) all assets other than the Excluded Assets of Seller of every kind and type, tangible or intangible, real and personal, that are necessary or reasonably desirable to operate the Business (the “Conveyed Assets”), free and clear of all liens and encumbrances (other than Permitted Liens (as defined below) and liens resulting from indebtedness that will be satisfied or is waived in connection with the Closing), including, without limitation, the following:

(1)     All tangible personal property, medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor used in connection with the Business including, without limitation, the items listed on Schedule 1.1(1) attached hereto (collectively, the “Equipment and Furnishings”);

(2)     All intangible or intellectual property owned, leased, licensed or possessed by Seller or any other person and utilized in connection with the Business, including without limitation, the names “Draker” and “Draker Laboratories” including, without limitation, patents, trademarks, copyrights and copyrighted materials, software and know-how and licensed rights including, without limitation, those set forth on Schedule 1.1(2) (the “Intellectual Property”);

(3)     The leases, customer contracts, purchase orders, vendor contracts, and other contracts and agreements specifically listed on Schedule 1.1(3) or that Buyer otherwise elects to assume post-Closing pursuant to Section 6.3, (collectively, the “Assumed Contracts”);

(4)     All inventory of goods and supplies used or maintained in connection with the Business, including, without limitation, as listed on Schedule 1.1.(4), (collectively, the “Inventory”);

(5)     All cash (and cash equivalents) related to the operation of the Business received by Seller after the Closing Date;

(6)     All manuals, books and records used in operating the Business (to the extent transferrable pursuant to applicable law), including, without limitation, personnel policies and files (for any employees hired by Buyer and subject to applicable law) and manuals, accounting records, and computer software, as well as copies of any books and records that are not transferrable pursuant to applicable law or otherwise are Excluded Assets;

(7)     To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the Business, together with assignments thereof, if required, and all waivers which Seller currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

(8)     All goodwill, and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

(9)     All prepaid expenses of the Business;

(10)   The accounts and notes receivable of the Business including, without limitation, those listed on Schedule 1.1(10), (collectively, the “Accounts Receivable”);

(11)  All claims of Seller against any third party, whether in contract or equity, and whether matured or unmatured, fixed or contingent, asserted or unasserted;

(12)   All of Seller’s right, title and interest in any partnerships, joint ventures or similar arrangements, subject to Buyer’s approval;

(13)   All phone numbers, URL’s, passwords, login information and other communications and access rights of Seller related to or necessary or useful for the use and operation of other Conveyed Assets;

(14)   The Seller’s 401(k) plan and similar plans, if any, in each case, as identified in Schedule 1.1(13) (each, a “Plan”); and

2

(15)   All of Seller’s right, title and interest in sales and marketing materials, operating manuals, handbooks, procedural documentation, third party reports prepared for or provided to the Seller, materials provided to or from Seller from or by any other party in connection with contemplating a strategic or financial transaction involving Seller, and any correspondence related to the Business (including all hard copies thereof).

For purposes of this Agreement, “Permitted Liens” shall mean any (i) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of the Company’s business as to which there is no default or breach on the part of the Company, (iii) non-exclusive licenses to Company intellectual property granted to customers in the ordinary course of business and (iv) liens and encumbrances of the Seller arising out of (A) that certain Loan Agreement by and between the Seller and Vermont Economic Development Board (“VEDA”), dated as of October 7, 2010, (and the agreements, schedules and exhibits entered into in connection therewith, including, without limitation the Security Agreement of even date), and (B) that certain Loan Agreement by and between the VEDA, dated as of December 14, 2010, (and the agreements, schedules and exhibits entered into in connection therewith, including, without limitation the Security Agreement of even date).

1.2    Excluded Assets. The following items which are related to the Business are not intended by the parties to be a part of the sale and purchase contemplated hereunder (collectively, the “Excluded Assets”): (a) Seller’s corporate and fiscal records and other records that Seller is required by law to retain in its possession; (b) all cash, checks, bank accounts, certificates of deposit and other investments of Seller held by Seller as of the Closing Date; (c) all insurance policies and rights (including, without limitation, rights to proceeds) thereunder and (d) such other assets listed on Schedule 1.2. The Excluded Assets shall not constitute part of the Conveyed Assets.

1.3     Assumed Liabilities of Seller. Buyer assumes only (i) liabilities of the Seller and the Business under the Assumed Contracts (A) to the extent arising after the Closing Date, or (B) existing as of the Closing Date as a result of on-going, ordinary course obligations under the Assumed Contract, but excluding any liability arising out of or relating to any breach of any such Assumed Contract that occurred prior to the Closing; (ii) liabilities of the Seller and Business expressly set forth on Schedule 1.3 (the “Assumed Liabilities”).

1.4     Excluded Liabilities.

(1)     Except for the Assumed Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that Buyer does not assume, and shall not be liable for, any debt, liability or obligation of Seller or any other person, of any type or description whatsoever, whether related or unrelated to the Assets, the Business or the transactions contemplated within this Agreement and that Seller or any other person shall remain liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Seller or any other person including, without limitation, any and all investment tax credit recapture, depreciation recapture, all impositions of income tax and other taxes, including, without limitation, payroll related taxes; all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations, sick pay and accrued vacation, and other accrued employee benefits including rights of Seller’s retirees to participate in Seller’s medical plans.

3

(2)     Without limiting the foregoing:

(a)      Seller retains all liability for, and shall pay or perform when due all liabilities, indebtedness and obligations listed on Schedule 2(a) within one (1) business day after the Closing Date;

(b)      Seller retains all liability for all liabilities, indebtedness and obligations arising on, before and following the Effective Date related to the Excluded Assets and its Business; and

(c)      Buyer assumes no liability for any contract, agreement or obligation of Seller pursuant to this Agreement except for such contracts, agreements or obligations which are Conveyed Assets, and Buyer shall not be liable in any way for any amounts owed by Seller as of the Effective Date which are not specifically defined Assumed Liabilities.

1.5    Third Party Consents; Assumed Contracts. Seller and Buyer shall act in good faith and use their diligent, commercially reasonable efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties that are necessary to consummate the transactions contemplated by this Agreement on the Closing Date. Seller and Buyer will use commercially reasonable efforts to assign each Assumed Contract and each Plan. Notwithstanding anything to the contrary in this Agreement. in the event that assignment from Seller to Buyer is prohibited by the terms of such Assumed Contract or Plan or any counterparty thereto, Seller shall use commercially reasonable efforts to assist Buyer in transferring or otherwise making available to Buyer, as applicable, the benefit of such Assumed Contract or Plan, as applicable, without assigning such Assumed Contract or Plan, as applicable, in breach thereof and shall use commercially reasonable efforts to assist Buyer in having such Assumed Contract or Plan, as applicable, assigned after Closing, provided that Seller shall have no liability if such Assumed Contracts or Plan, as applicable, is not able to be assigned because of the actions of any counterparties parties thereto.

ARTICLE II. Purchase Price

2.1    Purchase Price. The consideration to be paid by Buyer to the Seller shall be the sum of $2,157,526.75 (the “Purchase Price”), which consideration shall be payable in immediately available funds at the Closing.

2.2    Allocation of Consideration. The Purchase Price shall be allocated among the Conveyed Assets in accordance with an allocation schedule to be created by Buyer’s accountants following Closing.

4

ARTICLE III. The Closing

3.1    Closing Date. The documents governing the sale and purchase provided in this Agreement shall be executed concurrently with this Agreement at such time and place as the parties may agree (the “Closing” or “Closing Date”). For all purposes hereunder, the effective date of the sale and purchase provided in this Agreement shall be the close of business on the date hereof, September 16, 2015 (the “Effective Date”).

3.2    Actions of Seller at Closing. At the Closing, Seller shall deliver to Buyer a general Bill of Sale and Assumption of Liabilities, which will convey all of the Conveyed Assets to Buyer free and clear from all claims, liens and encumbrances (other than Permitted Liens and liens resulting from indebtedness that will be satisfied or is waived in connection with the Closing) and Buyer will assume the Assumed Liabilities (“Bill of Sale”) in the form of attached as hereto as Exhibit A.

3.3    Actions of Buyer at Closing. At the Closing, Buyer shall deliver to Seller the payment of the Purchase Price in immediately available funds by wire transfer to an account designated by Seller (or to the Seller’s creditors as directed in writing by Seller).

ARTICLE IV. Representations and Warranties of the Seller

Seller represents and warrants unto Buyer that, as of and including the Effective Date (unless a different date is set forth below), except as set forth on Schedule 4 (the “Disclosure Schedule”):

4.1    Organization; Corporate Power, Absence of Conflicts with Other Agreements. Each of Draker and Draker Labs is a corporation duly organized, validly existing and in good standing in the State of Delaware. Except for the Permitted Liens, Seller owns the Conveyed Assets free and clear of all recorded liens, security interests and encumbrances, except for such debts, liens, and encumbrances as will be discharged by Seller prior to or as of the Effective Date. Except for the Assumed Contracts, the execution and delivery by the Seller of all agreements required to be executed and delivered by it pursuant to this Agreement and the consummation of the transactions contemplated hereby do not or will not violate, result in the breach of, or conflict with any agreement to which the Seller is a party or by which the Seller is or may be bound, the terms of any judgment, rule or order by which the Seller is bound, or the Seller’s Articles of Incorporation or Bylaws. Except for Draker, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Draker Labs and neither Draker nor Draker Labs owns any other capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby.

4.2    No Warranty on Conveyed Assets. All of the Conveyed Assets are sold by Seller and purchased by Buyer in their present condition on the Closing Date, “AS IS, WHERE IS”, with NO WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with Seller hereby disclaiming any and all of such warranties (both express and implied.)

5

4.3    Due Authority. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller or any other person or entity is necessary to authorize Seller’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

4.4    No Omissions or Misstatements. None of the information included in this Agreement and exhibits and schedules hereto, or other documents furnished or to be furnished by Seller, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any exhibit or schedule hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

4.5    Liabilities Under Plans. Schedule 4.5 sets forth any liabilities under the Plans that are accrued as of Closing.

ARTICLE V. Representations and Warranties of the Buyer

Buyer represents and warrants to Seller that, as of and including the Effective Date (unless a different date is set forth below):

5.1    Organization, Corporate Power, Absence of Conflicts with Other Agreements. Buyer is a corporation duly organized, validly existing. The purchase of the Conveyed Assets pursuant to this Agreement, and the execution, delivery and performance of any agreements required to be executed, delivered and performed by the Buyer pursuant to this Agreement hereunder do not violate the Certificate of Incorporation or bylaws of Buyer or any agreement to which the Buyer is a party, or any law, rule, order, or judgment by which Buyer is bound, and are enforceable in accordance with their terms.

5.2    Due Authority. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Buyer, have been duly authorized by all necessary action on the part of Buyer. No other action, consent or approval on the part of Buyer or any other person or entity is necessary to authorize Buyer’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

6

ARTICLE VI. Post-Closing Covenants

6.1   Seller agrees to cooperate with Buyer in the preparation and filing of any federal, state or other governmental tax returns due for periods ending on or before the Effective Date and in the preparation and filing of any other reports or filings required to be filed by Buyer as a result of or with respect to the transactions contemplated hereby. Each such return, report or filing shall be reviewed by the Seller, and its truth and accuracy confirmed, to the best of Seller’s knowledge, in writing, such that the return may be timely filed by the Buyer.

6.2    The parties agree, after the Closing, to do, execute, acknowledge, and deliver all such further acts, deeds, transfers, conveyances, powers of attorney, and assurances as may be reasonably required to consummate the transactions contemplated hereby. Further, the Buyer agrees to provide reasonable access to the records of the Business transferred to Buyer and any former Seller employees hired by Buyer, as may be reasonably necessary to assist Seller with an orderly wind down of its operations after Closing.

6.3    The parties agree that, after the Closing for a period of ninety (90) days, Buyer shall have the option (but not the obligation) to assume any of the contracts and agreements of Seller not listed on Schedule 1.1(3) (even if listed on Schedule 1.2), including, without limitation, any of the contracts and agreements listed on Schedule 6.3, by delivering to Seller, at any time during such ninety (90) day period, written notices electing to assume any of such contracts and agreements. Any such notice shall serve as written evidence of the assumption, without further action by the parties. Notwithstanding the foregoing, the parties further agree to cooperate with each other and to take all action necessary to effectuate the intent to assign the Assumed Contracts to Buyer.

6.4    Seller shall, within one (1) business day following Closing, make such filings and take such actions as necessary to change the corporate names of Draker and Draker Labs to not use any name included or associated with the Conveyed Assets.

6.5    Power of Attorney. Buyer is hereby irrevocably made, constituted and appointed the true and lawful attorney for Seller (without requiring it to act as such) with full power of substitution to execute in the name of Seller any schedules, assignments, instruments, documents, and statements that Buyer determines in its sole discretion and in good faith is reasonably necessary to effectuate the terms of this Agreement. This power of attorney shall be irrevocable and coupled with an interest.

6.6    Seller shall, within three (3) business days of receipt, pay over to Buyer any cash received by Seller following Closing.

ARTICLE VII. Miscellaneous

7.1    Subject to the terms and conditions hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

7.2    Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered personally or sent by nationally recognized overnight delivery service, facsimile transmission if the original thereof is delivered promptly by Certified United States Mail, postage prepaid, return receipt requested, as follows:

7

If to Seller:	Everett McGinley
C/O Draker

431 Pine Street, Suite 114

Burlington VT 05401

with a copy to:

Robert V. Housley

Kastner Huggins Reddien Gravelle LLP

801 West 5th Street | Suite 105 | Austin, Texas 78703

If to the Buyer:	BlueD Acquisition Corporation
c/o BlueNRGY Group, Limited

110 E. Broward Blvd. 19th Floor

Fort Lauderdale FL 33301

Attn: William Morro

with a copy to:

Harwell Howard Hyne Gabbert & Manner, P.C.

333 Commerce St., Suite 1500

Nashville, TN 37201

Attention: David Cox and Jon Stanley

Any party may change its address for purposes of this paragraph by giving notice of such change of address to the other party in the manner herein provided for giving notice.

7.3    This Agreement may be executed in a number of counterparts and all counterparts executed by Buyer and the Seller together shall constitute one and the same Agreement. Each party shall be responsible for their own fees and expenses in connection with this Agreement and the transactions contemplated hereby.

7.4    All Schedules hereto are incorporated herein and all statements appearing therein shall be deemed to be representations. All covenants, warranties and representations of the Seller shall survive the Closing indefinitely.

7.5   This Agreement shall be governed by the laws of Delaware and the parties hereto consent to the jurisdiction and venue of the courts of Delaware with respect to all claims or controversies arising out of or related to this Agreement.

7.6    Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any person or under any circumstances, shall be invalid or unenforceable to any extent under applicable law, and the extent of such invalidity or unenforceability does not cause substantial deviation from the underlying intent of the parties as expressed in this Agreement, then such provision shall be deemed severed from this Agreement with respect to such person or circumstances, without invalidating the remainder of this Agreement or the application of such provision to other persons or circumstances, and a new provision shall be deemed to be substituted in lieu of the provision so severed, which new provision shall, to the extent possible, accomplish the intent of the parties hereto as evidenced by the provision so severed.

8

7.7    No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

7.8    Sellers will not (and will not allow its affiliates) to make any public announcement about this Agreement and the transactions contemplated herein without the prior consent of Buyer.

7.9    This Agreement (together with the Confidentiality Agreement dated [•] and the schedules and exhibits hereto and thereto) supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto or thereto (or by any representative of any thereof) relating to the matters contemplated hereby and thereby. The Transaction Agreements (together with the schedules and exhibits hereto and thereto) constitute the entire agreement by and among the parties hereto and thereto and there are no agreements or commitments with respect to the subject matter thereof except as expressly set forth herein or therein.

7.10  This Agreement may only be amended by written agreement executed by each of the parties hereto.

[Signatures Appear on Following Page]

9

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the day and year first above written.

SELLER:

Draker, Inc.

By:
Name:
Title:

Draker Laboratories, Inc.

By:
Name:
Title:

BUYER:

BlueD Acquisition Corporation

By:
Name:
Title:

10